Exhibit 2.1

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of May 11, 2023 (the “Effective Date”), is made and entered into by and among Murphy Canyon Acquisition Corp., a Delaware corporation (“Murphy”), Conduit Merger Sub, Inc., a Cayman Islands exempted company (“Merger Sub”), and Conduit Pharmaceuticals Limited, a Cayman Islands exempted company (the “Company”). Capitalized terms used herein and not otherwise defined will have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

A. The Parties entered into that certain Agreement and Plan of Merger on November 8, 2022 (the “Original Merger Agreement”).

B. The Original Merger Agreement was amended by the Amendment to Agreement and Plan of Merger (the “First Amendment”) dated as of January 27, 2023 (the Original Merger Agreement as amended by the First Amendment is referred to herein as the “Merger Agreement”).

C. Pursuant to Section 9.4 of the Merger Agreement, the Parties may amend the Merger Agreement by an agreement in writing signed by the Parties at any time prior to the Effective Time.

D. The Parties desire to amend the Merger Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Parties agree as follows, as of the Effective Date:

1. Amendments to the Merger Agreement.

(a)	Section 7.7(d) is amended and restated in its entirety as follows:

“(d) If, in connection with the preparation and filing of the Registration Statement/Proxy Statement, if the SEC requires that an opinion of counsel be provided with respect to the tax treatment of the Transactions, Murphy and the Company shall deliver to counsel for both Parties, respectively, customary Tax representation letters satisfactory to each counsel, dated and executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel.”

(b)	Section 8.1(j) is amended and restated in its entirety as follows:

“(j) Net Tangible Assets Test. Upon the Closing, Murphy (i) shall not have redeemed shares of Murphy Class A Common Stock in the Offer in an amount that would cause Murphy to have less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) or (ii) shall otherwise be exempt from the provisions of Rule 419 promulgated under the Securities Act.”

(c)	Section 9.1(b) is amended and restated in its entirety as follows:

“(b) by either Murphy or the Company if the Effective Time shall not have occurred prior to February 7, 2024 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.1(b) by or on behalf of any Party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date;”

2. No Further Amendments. Except as expressly modified by this Amendment, the Merger Agreement will remain unmodified and in full force and effect.

3. Counterparts. This Amendment may be executed and delivered (including by facsimile or portable document format (.pdf) transmission) in counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

4. Conflict. To the extent there is a conflict between the terms and provisions of this Amendment and the Merger Agreement, the terms and provisions of this Amendment will govern as to such conflict.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered as of the Effective Date.

MURPHY CANYON ACQUISITION CORP.

/s/ Jack K. Heilbron
By:	Jack K. Heilbron
Title:	CEO

CONDUIT MERGER SUB, INC.

/s/ Jack K. Heilbron
By:	Jack K. Heilbron
Title:	Director

CONDUIT PHARMACEUTICALS LIMITED

/s/ Andrew Regan
By:	Dr. Andrew Regan
Title:	Director

[Signature Page to Second Amendment to Agreement and Plan of Merger]